Exhibit 99.1

TSX: GSC	NEWS RELEASE	AMEX: GSS

GOLDEN STAR FILES AUDITED FINANCIAL RESULTS FOR 2005
Denver, Colorado, March 29, 2006: Golden Star Resources Ltd. (AMEX: GSS; TSX: GSC) today announced its audited results for 2005. Golden Star had previously announced unaudited results on February 1, 2006 and this news release discusses the changes in our audited numbers from those in the earlier release. Full details can be found in our Form 10-K filed today with the SEC. (All currency is expressed in U.S. dollars, unless otherwise noted.)
SUMMARY OF RESULTS AND CHANGES
We incurred a net loss of $13.5 million or $0.09 per share on revenues of $95.5 million during 2005 versus net income of $2.6 million or $0.02 per share on revenues of $65.0 million during 2004. Our unaudited results had disclosed a net loss of $12.1 million, which was increased by $9.6 million of unrealized, non-cash mark-to-market losses on the hedge position in our approximately 53%-owned consolidated subsidiary, EURO Ressources S.A. and reduced by the French tax allowance of $3.3 million on the mark-to-market adjustment and the release of a $4.9 million Canadian tax valuation allowance arising from the use of capital tax loss carryovers relating to the March 2006 gain on the sale of the shares in Moto Goldmines Limited.
The $9.6 million mark-to-market loss in EURO increased our unrealized, non-cash mark-to-market losses on gold and currency derivatives to $11.8 million. A $2.4 million increase in interest expense and $1.4 million impairment write off of exploration properties were more than offset by a $4.3 million reduction in corporate development costs, a $1.1 million increase in royalty income, and tax provision credits that totaled $12.9 million. The tax provision credits included the amounts related to the EURO mark-to-market adjustment and the sale of Moto shares discussed above, and tax provision credits related to our Bogoso/Prestea operations.
QUARTERLY RESTATEMENTS FOR 2005 AND MARK-TO-MARKET REPORTING
In the first quarter of 2005, EURO implemented hedge accounting for its forward gold pricing derivatives established in January. EURO also used hedge accounting for additional derivatives acquired in August 2005. In completing our audited consolidated financial statements for 2005, it was concluded that, despite the fact that the derivatives are economically effective, EURO’s forward gold pricing derivatives did not qualify for hedge accounting under Canadian GAAP, AcG-13, “Hedging Relationships”, nor under U.S. GAAP No. 133, Statement of Financial

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Standards “Accounting for Derivative Instruments and Hedging Activities”. As a result, EURO will restate its unaudited financial statements and Golden Star will restate its unaudited consolidated financial statements for the first three quarters of 2005. EURO and Golden Star will now be required to recognize unrealized, non-cash mark-to-market valuations of EURO’s forward gold pricing derivatives through the statements of operations at the end of each period. During 2005, EURO and Golden Star recognized realized gains and losses from the forward gold-pricing derivatives in the statements of operations only in the periods in which they settled. Since EURO is an approximately 53%-owned subsidiary, the impact of these changes flows through to Golden Star’s consolidated financial statements in the same amounts and in the same periods as in EURO.
The effects of the change on the results for the first three quarters of 2005 are as shown below:

	First Quarter 2005		Second Quarter 2005		Third Quarter 2005
(millions, except per share)	As Reported	As Restated	As Reported	As Restated	As Reported	As Restated
Loss on derivatives	$—	$1.3	$0.5	$0.6	$0.5	$5.5
Future tax asset provision	0.4	0.1	0.1	—	—	1.7
Net loss	(1.4)	(2.2)	(3.6)	(3.7)	(3.3)	(6.7)
Loss per share (basic)	(0.01)	(0.02)	(0.03)	(0.03)	(0.02)	(0.05)
Future tax asset	1.2	1.6	1.1	1.6	1.1	3.3
Loan fees	1.1	0.2	1.6	1.0	1.0	1.0
Fair value of derivatives	(1.0)	(1.3)	(0.5)	(1.9)	(0.6)	(7.4)
Other accrued liabilities	(10.3)	(10.2)	(13.2)	(12.7)	(23.3)	(22.4)
Golden Star expects to file an amended Form 10-Q for each of the three quarters of 2005 within ten days.
FINANCIAL SUMMARY
Year ended December 31, 2005

	2005	2004
Gold sold (ounces)	200,968	147,875
Price realized ($ per ounce)	446	410
Cash operating cost ($ per ounce) (1)	383	250
Royalties ($ per ounce)	13	14
Total cash cost ($ per ounce) (1)	396	264
Revenues (in thousands $)	95,465	65,029
Net (loss)/income (in thousands $)	(13,531)	2,642
Net (loss)/income per share ($)	(0.09)	0.02
Net (loss)/income per fully diluted share ($)	(0.09)	0.02
Average shares outstanding (in millions)	143.6	138.3
Average fully diluted shares (in millions)	146.8	143.7
Shares outstanding end of year (in millions)	206.0	142.2

(1)	See note on non-GAAP financial measures below.

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Fourth Quarter 2005
(after restating the first three quarters’ results)

	For the three months ended December 31,
	2005	2004
Gold sold (ounces)	54,196	31,112
Price realized ($ per ounce)	486	437
Cash operating cost ($ per ounce) (1)	430	295
Deferred stripping adjustment	64	—
Royalties ($ per ounce)	15	14
Total cash cost ($ per ounce) (1)	509	309
Revenues (in thousands $)	27,744	15,233
Net (loss) income (in thousands $)	(956)	591
Net (loss) income per share ($)	(0.01)	0.00
Average shares outstanding (in millions)	146.7	142.0

(1)	See note on non-GAAP financial measures below.
SUMMARY FINANCIAL STATEMENTS
The following information is summarized and excerpted from the Company’s audited consolidated financial statements included in our Report on Form 10-K filed today with the SEC:
Condensed Consolidated Balance Sheets
as of December 31

($ in thousands)	2005	2004
Cash and short term investments	$89,709	$51,727
Other current assets	43,080	27,119
Property, plant and equipment	84,527	28,653
Deferred exploration	167,532	7,452
Mine properties	118,088	74,197
Construction-in-progress	36,707	51,159
Other long term assets	24,960	11,853
Total assets	$564,603	$252,160

Current liabilities	$37,708	$17,480
Long term debt	64,298	1,707
Asset retirement obligations	11,393	8,660
Deferred income tax payable	45,072	—
Fair value of derivatives	7,263	—
Minority interest	6,629	6,353
Shareholders’ equity	392,240	217,960

Total liabilities and shareholders’ equity	$564,603	$252,160

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Condensed Consolidated Statements of Operations
for the years ended December 31

($ in thousands, except per share amounts)	2005	2004
Revenues	$95,465	$65,029
Mining operations expense	79,609	39,095
Depreciation, depletion and amortization	15,983	8,096
Accretion of asset retirement obligation	752	645
General and administrative expenses	8,631	8,197
Corporate development expense	248	4,504
Abandonment and impairment of properties	1,403	470
Foreign exchange loss	574	280
Interest expense	2,416	—
Derivative mark-to-market adjustments	11,820	—
Gain on subsidiary’s sale of common shares	(977)	—
Other expenses	1,190	1,365

Net (loss)/income before minority interest	(26,184)	2,377
Minority interest	(277)	(1,277)
Income tax benefit	12,930	1,542

Net (loss)/income	$(13,531)	$2,642

Earning/(loss) per share — basic	$(0.09)	$0.02
Earnings/(loss) per share — diluted	$(0.09)	$0.02

Condensed Consolidated Statements of Cash Flows
for the years ended December 31

($ in thousands)	2005	2004
Cash provided by operations	$1,060	$13,910
Cash used in investing activities	(67,489)	(108,448)
Cash provided by financing activities	143,261	17,445

Increase/(decrease) in cash and cash equivalents	76,832	(77,093)
Cash and cash equivalents at end of year	$89,709	$12,877

2006 GUIDANCE
Looking forward, the forecast for 2006 total production is approximately 300,000 ounces at an average cash operating cost of about $335 an ounce, benefiting from a full year’s production at Wassa and the first production from the Bogoso sulfide expansion project. The 2007 forecast of approximately 500,000 ounces at an average cash operating cost of about $335 an ounce is based on a full year’s production from the Bogoso sulfide expansion project.
Production at Bogoso/Prestea in the first quarter is expected to be about 20,000 ounces and is expected to gradually increase in the second and third quarters and to substantially increase in the fourth quarter as a result of the commencement of new production from the Bogoso expansion project. Cash operating costs at Bogoso/Prestea are expected to be high in the first quarter and to gradually improve through the subsequent quarters, averaging about $330 per ounce for the year.
Production from Wassa is expected to be about 24,000 ounces in the first quarter and is expected to gradually increase through the year as a result of increasing throughput and grade. Costs are expected to be high in the first quarter and to reduce in subsequent quarters as a result of lower strip ratios and higher gold production.

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We anticipate total capital spending of approximately $155 million during 2006, with approximately $89 million of this expected to be used to complete the Bogoso sulfide expansion project. Cash on hand stood at approximately $89.7 million at December 31, 2005. At current gold prices (approximately $550 per ounce) we expect both Bogoso/Prestea and Wassa to generate positive operating cash flows in 2006. In March 2006, we sold our shares in Moto Goldmines which resulted in net proceeds of $38.9 million.
We are currently negotiating with banks to set up a $30 million revolving line of credit that could be drawn on if needed.
COMPANY PROFILE
Golden Star holds a 90% equity interest in the Bogoso/Prestea and Wassa open-pit gold mines in Ghana. In addition, Golden Star has an 81% interest in the currently inactive Prestea Underground mine in Ghana and various property interests elsewhere in the country, as well as other gold exploration interests in West Africa and in the Guiana Shield of South America. Golden Star’s production is expected to increase to approximately 300,000 ounces in 2006 and approximately 500,000 ounces in 2007, compared to production of about 201,000 ounces in 2005. Golden Star has approximately 207 million common shares outstanding as of March 29, 2006.
Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding the estimated commencement of commercial production for the Bogoso Sulfide Expansion Project, our 2006 and 2007 production estimates for the new Bogoso sulfide plant once completed, our 2006 and 2007 production and operating cash cost estimates, capital expenditure estimates and the availability of cash. Factors that could cause actual results to differ materially include timing of and unexpected events during construction, expansion and start-up; variations in ore grade, tonnes mined, crushed or milled; variations in relative amounts of refractory, non-refractory and transition ores; delay or failure to receive board or government approvals; timing and availability of external financing on acceptable terms; technical, permitting, mining or processing issues, and fluctuations in gold price and costs. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for 2005. The forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.
Non-GAAP Financial Measures: In this news release, we use the terms “total production cost per ounce”, “total cash cost per ounce” and “cash operating cost per ounce.” Total cash cost per ounce is equal to total production costs less depreciation, depletion, amortization and asset retirement obligation accretion divided by the number of ounces of gold sold during the period. Cash operating cost per ounce is equal to total cash costs less production royalties and production taxes, divided by the number of ounces of gold sold during the period. We use total cash cost per ounce and cash operating cost per ounce as key operating indicators. We monitor these measures monthly, comparing each month’s values to prior period’s values to detect trends that may indicate increases or decreases in operating efficiencies. These measures are also compared against budget to alert management to trends that may cause actual results to deviate from planned operational results. We provide these measures to our investors to allow them to also monitor operational efficiencies of our mines. We calculate these measures for both individual operating units and on a consolidated basis. Total cash cost per ounce and cash operating cost per ounce should be considered as Non-GAAP Financial Measures as defined in SEC Regulation S-K Item 10 and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. There

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are material limitations associated with the use of such non-GAAP measures. Since these measures do not incorporate revenues, changes in working capital and non-operating cash costs, they are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Changes in numerous factors including, but not limited to, mining rates, milling rates, gold grade, gold recovery, and the costs of labor, consumables and mine site general and administrative activities can cause these measures to increase or decrease. We believe that these measures are the same or similar to the measures of other gold mining companies, but may not be comparable to similarly titled measures in every instance.
For further information, please contact:
GOLDEN STAR RESOURCES LTD.     +1 800 553 8436
Peter Bradford, President and CEO
Allan Marter, Chief Financial Officer

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